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                                                              EXHIBIT 23.1

                      INDEPENDENT AUDITORS' CONSENT

Board of Directors
Solv-Ex Corporation:


We consent to incorporation by reference in the Registration Statement on Form S-3 of Solv-Ex Corporation of our report dated October 2, 1995, relating to the consolidated balance sheets of Solv-Ex Corporation and subsidiaries as of June 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1995 and cumulative from July 2, 1980 (inception), which report appears in the June 30, 1995 annual report on Form 10-K of Solv-Ex Corporation. We also consent to the reference to our firm under the heading "Experts."

Our report dated October 2, 1995 contains an explanatory paragraph that states that the Company's recurring net losses from operations and the lack of assurance that the Company will be able to obtain project financing raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                            /s/ KPMG PEAT MARWICK LLP
                                            ------------------------------
                                            KPMG Peat Marwick LLP

Albuquerque, New Mexico
February 15, 1996